EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact:	AirTran Airways
April 11, 2008		Tad Hutcheson
Judy Graham-Weaver
Cynthia Tinsley-Douglas
Quinnie Jenkins
678.254.7442

AIRTRAN AIRWAYS UPDATES FINANCIAL INFORMATION

ORLANDO, Fla. (April 11, 2008) – AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today updated financial information in response to late market volatility.

“AirTran Airways is one of the strongest low-cost carriers operating today,” said Bob Fornaro, president and chief executive officer. “We have ample balance sheet strength to support our operation.”

AirTran Airways has the following to report:

•	As discussed in our most recent Annual Report, we are in full compliance with the terms of our credit card agreements, and we have no holdbacks with any of our major credit card processors.

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Our liquidity position has strengthened from year-end. Our aggregate cash and investments balance increased from $326 million at Dec. 31, 2007, to $358 million at March 31, 2008. Additionally, we expect our liquidity to further strengthen during the second quarter.

•	6 consecutive years of profitability – only two major airlines can make this claim.

•	The youngest, most fuel-efficient all-Boeing fleet in North America.

•	The lowest non-fuel operating costs in the industry.

•	More than 45 percent of our fuel needs are hedged for the balance of the year.

•	An experienced and stable management team.

•	A number one quality ranking with the 2008 Airline Quality Report.

AirTran Airways, a Fortune 1000 company, offers more than 700 affordable, daily flights to 58 U.S. destinations. With 8,900 friendly Crew Members and America’s youngest all-Boeing fleet, AirTran Airways provides XM Satellite Radio and Business Class seating on every flight. For more information and free online booking, visit airtran.com.

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